Exhibit 4.5

AMENDMENT TO THE SUPPORT AGREEMENT

THIS AMENDMENT TO THE SUPPORT AGREEMENT (this “Amendment”), dated as of June 10, 2022, is made by and between each of the undersigned parties.

Reference is made to that certain Support Agreement, dated as of February 8, 2022, by and between RISE Education Cayman Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands (“ListCo”), Dada Auto Inc., an exempted company incorporated with limited liability under the laws of Cayman Islands (the “Company”) and Bain Capital Rise Education IV Cayman Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands (“Shareholder”) (the “Support Agreement”). Capitalized terms used and not defined in this Amendment shall have the meanings given to them in the Support Agreement, unless otherwise indicated.

WHEREAS, each of the undersigned, being a party to the Support Agreement, desires to effect certain amendments to the Support Agreement;

WHEREAS, pursuant to Section 5.2 of the Support Agreement, the Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties thereto;

WHEREAS, the undersigned together constitute all parties to the Support Agreement; and

WHEREAS, the ListCo Shareholder Approval as defined in that certain agreement and plan of merger dated as of February 8, 2022 by and between Listco, the Company and certain other parties thereto (as amended, the “Merger Agreement”) has been duly obtained.

NOW, THEREFORE, each of the undersigned agrees to the amendment to the Support Agreement and certain other matters as set forth below.

Section 1. Termination of the Support Agreement. Section 4.5 of the Support Agreement shall be deleted in its entirety and replaced by the following:

4.5 Termination. This Agreement shall terminate upon the earlier of:

(a) the end of the calendar year subsequent to the calendar year in which the Closing occurs, provided, that upon such termination, this Section 4.5, Section 5.1 and Section 5.4 shall survive indefinitely; provided, further, that, notwithstanding the foregoing, Section 4.2 of this Agreement shall terminate and be of no further force or effect upon the Closing; and

(b) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its breach of this Agreement prior to such termination.

Section 2. ListCo Shareholder Approval. Shareholder hereby acknowledges that it has duly voted the Subject Shares in favor of the ListCo Shareholder Approval (as defined in the Merger Agreement) at its extraordinary general meeting of shareholders held on April 29, 2022 (the “April 2022 EGM”). Shareholder hereby acknowledges that the ListCo Shareholder Approval was duly obtained in the April 2022 EGM. Shareholder hereby agrees to do all things and execute all documents as Listco or the Company may request to re-affirm its vote in favor of or consent to all transactions contemplated in the Merger Agreement including the Transactions (as defined in the Merger Agreement) and all other matters put forward in the April 2022 EGM, namely, (a) change of the name of ListCo from “RISE Education Cayman Ltd” to “NaaS Technology Inc.”, (b) increase and re-designation of the authorized share capital of ListCo such that following such changes, the authorized share capital of ListCo will be US$25,000,000 divided into (i) 700,000,000 Class A ordinary shares of US$0.01 each, (ii) 300,000,000 Class B ordinary shares of US$0.01 each, (iii) 1,400,000,000 Class C ordinary shares of US$0.01 each and (iv) 100,000,000 shares as such class or series (however designated) as the board of directors of ListCo may determine in accordance with the memorandum and articles of association of ListCo, (c) amendment and restatement of the amended and restated memorandum and article of association of ListCo, and (d) authorization of each of the directors and officers of ListCo to do all things necessary to give effect to the foregoing.

Section 3. Effectiveness. This Amendment shall become effective immediately on the date hereof.

Section 4. Effect. Except as expressly amended by this Amendment, the Support Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment. All references in the Support Agreement to “this Agreement” shall be deemed to refer to the Support Agreement as amended by this Amendment.

Section 5. Further Assurance. Each of the undersigned hereby agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary or appropriate to effect this Amendment.

Section 6. Miscellaneous. Section 5.1 (Notice), Section 5.4 (Governing Law) and Section 5.6 (Counterparts) of the Support Agreement are hereby incorporated into this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

RISE EDUCATION CAYMAN LIMITED

By:	/s/ Alex Wu
Name: Alex Wu
Title: Acting Chief Financial Officer

[Signature Page to Amendment to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

DADA AUTO INC.

By:	/s/ WANG Yang
Name: WANG Yang
Title: Director

[Signature Page to Amendment to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

BAIN CAPITAL RISE EDUCATION IV CAYMAN LIMITED

By:	/s/ Lihong Wang
Name: Lihong Wang
Title: Director

[Signature Page to Amendment to Support Agreement]